EXHIBIT 99.4

Draft/Confidential

Employee Script

Thank you for joining me today for this important announcement.

Today, we announced that Imperial Sugar has entered into a definitive merger agreement with Louis Dreyfus Commodities (LDC).  Under the Agreement, LDC will acquire Imperial Sugar through a tender offer and a second-step merger, for $6.35 per share.

When the merger agreement is completed, Imperial Sugar will become a subsidiary of Louis Dreyfus Commodities—a leading global commodities company.

I understand this news is unexpected to many of you.  However, when you take a closer look at the organizational resources the combined companies will have, you will see why we believe this merger benefits Imperial’s stakeholders.

Before discussing the merger, I would like to express my gratitude to all of our employees who have exhibited courage and perseverance over the past four years as we have emerged from a terrible tragedy in Port Wentworth and rebuilt our company.  Your contributions have been instrumental in giving Imperial an opportunity to merge with a premier international company like Louis Dreyfus.  Thank you for what you do for our company every day.

For those of you who are not familiar with Louis Dreyfus Commodities, the company is a large agricultural-based commodities business and we believe Imperial will fit well into its global operations. We expect the combination of Imperial and LDC to provide a more stable business, with greater organizational resources, as well as potential new career opportunities.

Like Imperial, Louis Dreyfus Commodities has a long and distinguished heritage. The company was founded in 1851 and has expanded its expertise to a wide variety of commodities. The group’s portfolio includes Oilseeds, Grains, Rice, Freight, Finance, Juice, Cotton, Coffee, Metals, Dairy, Fertilizers, Sugar and Ethanol businesses.

With approximately 1,650 employees, LDC’s operations in North America include six agricultural processing plants and over 30 logistics assets including five grains/oilseeds export elevators, 10 interior grains/oilseeds elevators and 20 cotton warehouses.

Its global sugar business has grown significantly in the last decade, with a particular focus on sugar cane milling in Brazil (where it operates 13 sugar mills and manages extensive cane farming activities), international sugar merchandising with a keen focus on customer partnerships and risk management, and in depth research and market analysis.  More recently, LDC has begun to implement its plan to diversify these activities into sugar refining and distribution in major consumer markets, including the building of sugar refineries with partners in Indonesia and China while developing refined sugar distribution businesses in many other internal markets across the world.

We have been informed by LDC that intends to continue operating all of the existing industrial facilities.  LDC has stated that, this transaction is a significant step in LDC’s to strategy to diversify into domestic refining and distribution. We believe that LDC is keen to leverage Imperial Sugar’s sugar refining expertise and its product knowledge that extends deeply into the US industrial and retail sectors.

Following completion of the transaction, we expect to continue our company’s rigorous product quality, food safety, customer service and social responsibility programs, and to continue to support our brands, including Dixie Crystals, Imperial, Holly, Savannah Gold and NatureWise Sweeteners™. We also expect our operational and maintenance excellence programs will continue with commitment and emphasis.

In the near term, Imperial’s management will continue to operate the business until the transaction closes.  We then expect LDC will work to integrate Imperial Sugar into its North American structure.

I realize some of you will have questions regarding your benefits programs. It is anticipated that current benefits will continue through the end of 2012, at which time, Louis Dreyfus Commodities is planning a transition period to integrate your benefits into LDC’s programs.

We truly believe that Louis Dreyfus Commodities is the best fit for our organization, our employees and our customers. Today’s announcement is just one step in an important process that will create a stronger Imperial Sugar. For now, it remains business as usual until the transaction closes.  Thank you again for your dedication and the outstanding work you do for the company every day.

I will now take a few questions.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Statements herein regarding the proposed transaction among Louis Dreyfus Commodities LLC and Imperial Sugar Company, future financial and operating results and any other statements about future expectations constitute “forward looking statements.”  These forward looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions.  Such statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements.  We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

Additional factors that may affect future results are contained in Imperial Sugar’s filings with the Securities and Exchange Commission, including Imperial Sugar’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which are available at the SEC’s Web site http://www.sec.gov.  The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward looking statements as a result of developments occurring after the date hereof is hereby disclaimed unless required by law.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The tender offer has not yet commenced and important information regarding the terms of the tender offer will be contained in a Schedule TO filed by the acquirer.  This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Imperial Sugar.  At the time the offer is commenced, the acquirer will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and in connection with the proposed transaction, Imperial Sugar Company plans to file with the SEC a Tender Offer Solicitation/Recommendation Statement under cover of Schedule 14D-9.  Investors and security holders of Imperial Sugar Company are urged to read the acquirer’s tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) filed on Schedule TO and Imperial Sugar Company’s Tender Offer Solicitation/Recommendation Statement filed under cover of Schedule 14D-9 and any other relevant documents filed with the SEC when they are available before any decision is made with respect to the tender offer because they will contain important information about Imperial Sugar Company, the proposed transaction and related matters.  Acquirer’s tender offer statement and Imperial Sugar Company’s Tender Offer Solicitation/Recommendation Statement filed under cover of Schedule 14D-9 will be mailed to stockholders of the Company.  Investors and security holders of the Company will be able to obtain copies of acquirer’s tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) filed on Schedule TO and the Schedule 14D-9, when they become available, as well as other filings with the SEC that will be incorporated by reference into such documents, containing information about Imperial Sugar Company and the tender offer, without charge, at the SEC’s Internet site (http://www.sec.gov).  These documents may also be obtained for free from Imperial Sugar Company by directing a request at our Investor Relations page on our corporate website at http://www.imperialsugarcompany.com/investor-relations.html.